Exhibit 4.3.11




      AGREEMENT OF COVENANTS, CONDITIONS AND RESTRICTIONS
                     (TRIPARTITE AGREEMENT)


          THIS AGREEMENT (this "Agreement"), dated as of December 21, 1993, by and among SMITH'S FOOD & DRUG CENTERS, INC., as Lessee (the "Lessee"), STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as owner trustee (the "Lessor") for PMCC Leasing Corporation under the Trust Agreement dated as of December 21, 1993, and CALIFORNIA-RELCO LIMITED PARTNERSHIP TRUST, as the Remainderman (the "Remainderman").


                       R E C I T A L S :

          1. Reference is made to that certain Participation Agreement dated as of the date hereof (the "Participation Agreement") among the Lessee, PMCC Leasing Corporation, as the Owner Participant, Philip Morris Capital Corporation, as Owner Participant Parent, the Lessor, the Remainderman, Wilmington Trust Company, not in its individual capacity, except as expressly stated in the Participation Agreement, but solely as the Indenture Trustee, the Pass Through Trustee, and Remainderman Trustee under the Remainderman Trust Agreement, California-Relco Limited Partnership, as Remainderman Participant, and Bank of America, National Trust and Savings Association, as Initial Noteholder. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in Appendix A to the Participation Agreement.

          2. The Remainderman owns the Remainderman Interests and the Lessor owns the Lessor Interests.

          3. The Remainderman Interests and the Lessor Interests together constitute the Properties.

          4. Pursuant to the Option Agreement, the Remainderman has granted options to the Lessor, pursuant to which the Lessor may (a) lease the Land from the Remainderman and (b) purchase the Related Remainderman Interest from the Remainderman (the "Owner Options").

          5. Pursuant to Section 12 of each Lease, the Lessee has options to extend the term of such Lease upon expiration of the Basic Term for the Renewal Terms specified therein.

          6. Pursuant to Section 9 of each Lease, such Lease may terminate under the circumstances described in such Lease, whereupon the Related Property will be Transferred by the Lessor and the Remainderman to the Lessee.

          7. Pursuant to Section 14 of each Lease, the Lessee may, in the event that the Related Leased Property has become obsolete or uneconomic for use in Lessee's business, either (a) terminate such Lease or (b) substitute a property for the Related Property.

          8. The parties hereto wish to set forth certain agreements and understandings regarding their respective rights in and to the Properties as described on Exhibit A.


                      A G R E E M E N T :

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

          1. Notices between Parties. Whenever any party to this Agreement gives any notice to any other party to this Agreement relating to any Lease, this Agreement or the Option Agreement, such notice shall also be given to the other party to this Agreement. No such notice shall be deemed to have been effectively given under any Lease, this Agreement or the Option Agreement until given as provided in the preceding sentence.

          2.  Provisions Relating to Lease Terminations and Substitutions.

               (a) In the event that the Lessee elects or becomes obligated to purchase any Leased Property from the Lessor pursuant to
Section 9 or Section 14 of any Lease for a purchase price equal to Casualty Value or Termination Value, as applicable, the Lessee will also be obligated to purchase the Related Remainderman Interest in accordance with the terms and conditions hereof, at a price equal to the Remainderman's Termination Value pursuant to Schedule 2 or Schedule 3 of the Related Lease, as applicable, and Remainderman agrees to sell such Related Remainderman Interest to Lessee upon receipt of such purchase price.

               (b) In the event that the Lessee elects under Section 14(d) of any Lease to substitute a Substitute Parcel for the Related Property, the Remainderman agrees to take all actions reasonably requested by Lessee or Lessor to permit such substitution to be completed, provided that the requirements of Section 14(d) of the applicable Lease are satisfied with respect to the Remainderman.

         3.  Provisions Relating to Sale of the Properties to Third
Parties.

              (a) Agreement to Participate in Sales. The Remainderman hereby agrees that if at any time the Lessor agrees to convey all or any portion of the Lessor Interest in any Property to any third party (including the Lessee), and such third party desires to purchase the Related Remainderman Interest at the same time as it purchases the Lessor Interest, the Remainderman will convey its corresponding Remainderman Interest in the Related Property to the purchaser of the Lessor Interest upon payment to the Remainderman of a purchase price equal to the Fair Market Sales Value of the applicable Remainderman Interest. At the closing of any such transfer as contemplated herein, the Remainderman shall deliver such other documents, affidavits and certificates as are reasonably required to effectuate the transfer of title.

              (b) Allocation of Sales Proceeds. If both the Lessor Interest and the Related Remainderman Interest in any Property are sold to a third party, and if the allocations of the aggregate purchase price among the respective interests in such Property is not agreed upon or otherwise allocated between the Lessor and the Remainderman pursuant to the applicable purchase agreements, the Fair Market Sales Value shall be deemed to be the net sales proceeds of such Property and the Fair Market Sales Value of the Related Lessor Interest plus the Fair Market Sales Value of the Related Remainderman Interest shall be deemed to be equal to the net sales proceeds of such Property, and the net sales proceeds of such Property shall be disbursed as follows:

              (i) to the Indenture Trustee, such amount as is payable to the Indenture Trustee pursuant to the terms of the Indenture, if any;

              (ii)  to the Lessor, an amount equal to the Fair
         Market Sales Value of Lessor Interest in the Property less the amount payable to the Indenture Trustee pursuant to the terms of the Indenture; and

              (iii) to the Remainderman, an amount equal to the Fair Market Sales Value of the Remainderman Interest in the Property.

         4.  Proceeds from Condemnation.

         (a) In the event that all or any portion of any net award from a Condemnation is payable to the Lessor pursuant to any Lease, the Fair Market Sales Value of the portion of the Property taken shall be deemed to equal such net award and the Fair Market Sales Value of the Lessor Interest which was taken plus the Fair Market Value of the Remainderman Interest which was taken shall be deemed to be equal to the net award, and the net award will be distributed as follows:

              (i) to the Indenture Trustee, such amount as is payable to the Indenture Trustee pursuant to the terms of the Indenture, if any;

              (ii)  to the Lessor, an amount equal to the then
         Fair Market Sales Value of that part of the Lessor
         Interest which was taken less the amount payable to the Indenture Trustee pursuant to the terms of the Indenture; and

              (iii) to the Remainderman, an amount equal to the then Fair Market Sales Value of that part of the Remainderman Interest that was taken.

         (b) If all or any portion of any net award is payable to the Lessee pursuant to the Lease in question, the Remainderman will join with the Lessor in assigning such award to the Lessee in accordance with the terms of the relevant Lease.

         5. Conveyance Procedure and Power of Attorney. In the event of a conveyance of any Property in accordance with this Agreement, on the applicable conveyance date, the Lessor and/or the Remainderman will convey their respective interests in such Property in accordance with this Agreement. If the Remainderman shall fail to comply with the applicable provisions of this Agreement, the Lessor may, and shall have the right and power (which right and power are coupled with an interest), and is hereby irrevocably appointed the agent and attorney-in-fact of the Remainderman and of any and every future assignee or owner of any interest in the Property, to take all actions necessary to comply with the applicable provisions of this Agreement, including, without limitation, the execution and delivery, in the name and on behalf of the Remainderman or other assignee or owner of any interest in the Property, of deeds or other instruments of conveyance or assignment conveying and assigning the Related Remainderman Interest.

         6. Fair Market Sales Value. If the Lessor and the Remainderman cannot agree upon the Fair Market Sales Value of their interests for purposes of this Agreement, Fair Market Sales Value will be determined, except as otherwise provided herein, pursuant to the Appraisal Procedure. In determining the Fair Market Sales Value of the Remainderman Interest, such Remainderman Interest shall be considered as encumbered by the Ground Lease, the Option Agreement and this Agreement.

         7. Negative Covenants. The Remainderman will not (a) sell, lease, transfer, convey, assign or otherwise dispose of their respective interests in the Properties except to an entity which agrees to comply with the negative covenants set forth in this Section 7 and executes a written agreement to be bound by all of the agreements to which the Remainderman is a party; (b) create, directly or indirectly, any mortgage, lien, encumbrance, charge or other exception to title or ownership upon or against its interest in the Properties or any part thereof, other than as contemplated by the Transaction Documents; (c) guarantee any obligation of any person; (d) engage directly or indirectly in any business other than the acquisition and ownership of its interest in and leasing of the Properties; (e) create, assume or suffer to exist any indebtedness for borrowed money; (f) dissolve or merge with or consolidate into any other entity; or (g) amend, modify or otherwise change its charter, by-laws or trust agreement in any material manner; (h) amend or terminate the Option Agreement without the prior written consent of the Lessee; or (i) transfer all or any part of the Remainderman Interests to any entity which is not Delaware Business Trust or similar trust entity.

         8. Non-Disturbance and Attornment. In the event that the Ground Lease is in effect and terminates for any reason during the term of the Related Lease, so long as no Event of Default or Special Default shall have occurred and be continuing and the Lessee shall attorn to and recognize Remainderman as the lessor under the Related Lease and shall promptly execute and deliver any instrument that Remainderman may reasonably request to evidence such attornment, the Lessee's possession of the Property pursuant to such Lease shall not be disturbed and the Lease shall continue in full force and effect as a direct lease between the Lessee, as lessee, and Remainderman, as lessor (and Remainderman shall execute, and deliver to Lessee any documents reasonably requested by the Lessee to evidence or confirm such direct lease). In such event the Lessee agrees that Remainderman shall not be:

              (a) liable for any act or omission of any prior lessor under the Lease; or

              (b) subject to any offsets or defenses which the Lessee might have against any prior lessor; or

              (c) bound by any obligation of any prior lessor to make any payment to the Lessee.

         9. Granting of Easements. The Remainderman shall execute any easement, license, right of way or other document after the execution of same by the Lessor pursuant to Article 20 of each Lease.

         10. Notices. All notices and other instruments given or delivered pursuant to this Agreement shall be in writing, and the giving of such notice or other communication shall be deemed to have been completed when delivered in accordance with Section 13.1 of the Participation Agreement.

         11. Rule Against Perpetuities, etc. If any option under this Agreement would, in the absence of the limitation imposed by this Section 11, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule of law relating to the vesting of an interest in property or the suspension of the power of alienation of property, then any option hereunder shall be exercisable only during the period which shall end 20 years and 6 months after the date of death of the last survivor of the descendants of Joseph P. Kennedy, father of the late President John F. Kennedy, alive on the date of the execution and delivery of this Agreement.

         12. Successors and Assigns. In connection with a transfer permitted under the Transaction Documents, the Lessee, the Lessor and the Remainderman may each assign its rights under this Agreement, provided, any such transferee shall assume the obligations of the Lessee, the Lessor or the Remainderman hereunder, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and grantees.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         14. No Amendments to Transaction Documents. The Lessor shall not enter into any amendment, modification or supplement to the Indenture which increases the obligations, or so long as no Event of Default has occupied or is continuing diminishes the rights, of the Lessee under the respective Leases without the prior written consent of the Lessee, and any such amendment, modification or supplement executed without the Lessee's prior written consent shall have no binding effect on the Lessee under the respective Leases. The rights of the Lessee and the Remainderman under this Section are subordinate to the Indenture and any Supplemental Indenture and neither the Remainderman nor the Lessee shall have any rights against the Indenture Trustee in connection with any amendment to the Indenture or any Supplemental Indenture, nor shall this Section affect the validity or enforceability of any such amendment.

         15. Equitable Relief. The parties agree that any breach of this Agreement would cause irreparable damage and that, in the event of such breach, the aggrieved party shall have, in addition to all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the defaulting party's obligations hereunder.

         16. Certificates of Compliance. Upon the request of any party, not more frequently than annually, each party to this Agreement will deliver to the other parties a certificate signed by an officer or general partner of such party certifying that such party is in full compliance with the terms and conditions of this Agreement and the Related Lease.

         17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and together shall constitute one and the same instrument.

         18. Concerning the Trustees. State Street Bank and Trust Company of California, National Association, is entering into this Tripartite Agreement not in its individual capacity but solely as Owner Trustee under the Trust Agreement. Each of the obligations of the Owner Trustee herein are made solely for the purpose of binding the Owner Trustee, and State Street Bank and Trust Company of California, National Association, in its individual capacity shall have no liability whatsoever with respect thereto.

         19. Nature of Obligations. The obligations hereunder are covenants running with the Land and are superior to any subsequent encumbrance or transfer of the Remainderman Interest or the Land.

         IN WITNESS WHEREOF, the parties, by authority duly given, have executed this Tripartite Agreement as of the day and year first written above.

                                                               SMITH'S FOOD
                             & DRUG CENTERS, INC.,
                             as the Lessee


                             By:/s/Michael C. Frei
                                   Michael C. Frei
                                   Senior Vice President


                             By:/s/John A. Garraty, Jr.
                                                                      John
                                   A. Garraty, Jr., his attorney-in-fact


                             STATE STREET BANK AND TRUST
                                                               COMPANY OF
                             CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement


                             By:/s/W. Jeffrey Kramer
                             Name:
                             Title:


                             CALIFORNIA-RELCO LIMITED
                             PARTNERSHIP TRUST, as Remainderman

                             By:   William J. Wade, not in his individual
                                   capacity, but solely as Trustee


                             By:/s/William J. Wade
                                        William J. Wade


State of New York            )
              )
County of New York)


         On December 28, 1993, before me, Paul Brian Silverman, Notary Public, personally appeared John A. Garraty, Jr. personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal

/s/ Paul Brian Silverman
         Signature                 [seal]


State of New York                  )
                )
County of New York           )


         On December 28, 1993, before me, Rodney F. Felder, Notary Public, personally appeared W. Jeffrey Kramer personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal

/s/Rodney F. Felder
         Signature                 [seal]


State of New York)
              )
County of New York)


         On December 28, 1993, before me, Barbara A. Wheeler, Notary Public, personally appeared William J. Wade personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal

/s/ Barbara A. Wheeler
         Signature                 [seal]